Exhibit 99.1

Heron Therapeutics Enters into Cooperation Agreement with Rubric Capital and Velan Capital

Appoints Three New Independent Directors

SAN DIEGO—February 22, 2023—Heron Therapeutics, Inc. (NASDAQ: HRTX) (“Heron” or the “Company”), a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care, today announced that it has entered into a cooperation agreement with two of its shareholders, Rubric Capital Management LP (“Rubric”) and Velan Capital Investment Management LP (“Velan”).

As part of the agreement, Heron has agreed to appoint Craig Collard, former President & Chief Executive Officer at Veloxis Pharmaceuticals, and Adam Morgan, Chief Investment Officer at Velan, to the Company’s Board of Directors (the “Board”).

Additionally, as a result of Heron’s ongoing refreshment process, the Company will appoint Kevin Kotler, Founder and Portfolio Manager of Broadfin Capital, to the Board. Current directors Stephen Davis and Kimberly Manhard will be leaving the Board. With these changes, the Heron Board will expand to eight directors, seven of whom are independent, and all of whom will stand for election to the Board at the upcoming 2023 Annual Meeting.

Heron also announced it will separate the roles of Chairman and CEO after the conclusion of its 2023 Annual Meeting.

“Heron is committed to the ongoing renewal of its Board to ensure we maintain diverse and qualified directors who are charged with assisting to drive shareholder value,” said Barry Quart, Pharm.D., Chairman and Chief Executive Officer of Heron. “Craig, Adam and Kevin bring valuable expertise to the Board, and we are confident that Heron shareholders will benefit greatly from their experience across the medical technology, pharmaceuticals and healthcare industries. On behalf of the entire Board and management team, I would like to thank Stephen Davis and Kimberly Manhard for their service as directors of Heron.”

Quart continued, “Today, Heron has a strong portfolio of four commercialized products, and we have made important advances in both our acute care and oncology care franchises. In 2023, we expect significant potential growth of ZYNRELEF, the launch of APONVIE in the U.S., and continued growth of our oncology care franchise. I look forward to working alongside Craig, Adam and Kevin and my other fellow Board members, as well as the management team, to build on the momentum we have underway.”

David Rosen, Managing Partner of Rubric, said, “We appreciate the dialogue we have had with the Heron Board and management team and are confident that the changes announced today will help Heron focus on the goal of enhancing value for all shareholders. With a refreshed and aligned Board, we believe that Heron is poised for continued growth and value creation.”

Adam Morgan, Chief Investment Officer of Velan, said, “Velan invested in Heron because we believe it represents an undervalued company despite its advanced science, patented technologies, and an innovative approach to drug discovery and development. I look forward to working closely with my fellow directors to help enhance value for all shareholders.”

Under the terms of the cooperation agreement, Rubric and Velan have agreed to customary standstill, voting commitments and other provisions. A copy of the cooperation agreement will be included in a Form 8-K filed with the U.S. Securities and Exchange Commission.

About Craig Collard

Mr. Collard most recently served as the Chief Executive Officer of Veloxis Pharmaceutics A/S (now Veloxis Pharmaceuticals Inc., “Veloxis”) before it was acquired by Asahi Kasei Corp, a transplant focused pharmaceutical company with its principal office in Cary, North Carolina, from 2015 to December 2021, and remains on the Veloxis board of advisors. Prior to joining Veloxis, Mr. Collard served as the Chief Executive Officer and the Chairman of the Board of Directors of Cornerstone Therapeutics, Inc., a pharmaceutical company (“Cornerstone”), from 2011 until it was acquired by Chiesi Farmaceutici S.p.A. in 2014. Mr. Collard also served as Cornerstone’s Interim Chief Financial Officer, from 2010 to 2011, and as its President, from 2008 to 2011. Mr. Collard served as the Founder, President and Chief Executive Officer of Cornerstone BioPharma Inc. (formerly Cornerstone BioPharma Holdings, Ltd.), a pharmaceutical company, and as a member of its board of directors, from 2004 to 2008. Prior to that, Mr. Collard served as President and Chief Executive Officer of Carolina Pharmaceuticals, Inc., a specialty pharmaceutical company that he founded in 2003. From 2002 to 2003, Mr. Collard served as Vice President of Sales for Verum Pharmaceuticals, Inc., a specialty pharmaceutical company. Mr. Collard currently serves on the board of directors of Opiant Pharmaceuticals, Inc., a specialty pharmaceutical company in Santa Monica, California developing therapies to treat substance use disorders and drug overdoses, since October 2018 and as Chairman, since January 2021. Mr. Collard has also served on the board of directors of TerrAscend Corp., a North American cannabis operator based in Mississauga, Canada, since December 2018. Mr. Collard previously served as a member of the board of directors of Sierra Oncology, Inc., a San Mateo, California-based late-stage biopharmaceutical company acquired by GlaxoSmithKline plc, from May 2020 to July 2022. Mr. Collard holds a B.S. in Engineering from the Southern College of Technology (now Southern Polytechnic State University).

About Kevin Kotler

Mr. Kotler has over 30 years of experience as an investor and analyst focused on the healthcare industry. Since mid-2020, Mr. Kotler invests through Broadfin Holdings, a family office focused on investing in public and private companies across all sectors. From 2005 to 2020, he was the Founder and Portfolio Manager of Broadfin Capital, LLC, a healthcare focused investment fund which utilized passive and activist investment strategies in public and private medical technology, biotechnology and pharmaceutical companies. Since mid-2021, Mr. Kotler has been a member of New York Angels, a New York based investment group focused on early-stage companies. He also serves on the board of Curonix a privately held company and previously served on the board of Biodelivery Sciences International and Avadel Pharmaceuticals plc. Mr. Kotler was previously a board member of the Memorial Sloan-Kettering Cancer Center Technology Development Fund. He is co-founder of Hamptons United, a charity started as a result of the coronavirus pandemic to help support local charities on the east end of Long Island. Kevin graduated from the Wharton School at the University of Pennsylvania in 1993 with a Bachelor of Science degree in Economics.

About Adam Morgan

Mr. Morgan currently serves as the Chief Investment Officer of Velan Capital Investment Management LP, a healthcare-dedicated investment firm based in Alpharetta, Georgia. Mr. Morgan also currently serves on the board of directors of Health Outlook Corporation, a privately-held developer of predictive healthcare technology and service based in New York, New York, where he serves as a director and chair of the company’s audit committee, since January 2023. Previously, Mr. Morgan served as Senior Analyst at Broadfin Capital, LLC, a healthcare dedicated investment firm based in New York, New York, where he covered the Biotech and Pharmaceutical sectors, from February 2018 to June 2020. Prior to that, Mr. Morgan served as Senior Analyst at Iguana Healthcare Partners LLC, a healthcare-dedicated investment firm based in New York, New York, where he covered Medical Devices and Specialty Pharmaceuticals, from 2015 to January 2018. Mr. Morgan also served as Analyst at Pura Vida Investments, LLC, a healthcare-focused investment firm, where he covered global Medical Devices, from 2014 to 2015. Earlier in his career, Mr. Morgan served as a Research Associate at Cowen and Company (a subsidiary of Cowen Inc.), a financial services company, on the firm’s Medical Supplies and Devices team, from January 2014 to June 2014. Mr. Morgan received his B.S. in Chemistry from the University of Minnesota and his MBA from the Carlson School of Management at the University of Minnesota.

About ZYNRELEF for Postoperative Pain

ZYNRELEF is the first and only dual-acting local anesthetic that delivers a fixed-dose combination of the local anesthetic bupivacaine and a low dose of nonsteroidal anti-inflammatory drug meloxicam. ZYNRELEF is the first and only extended-release local anesthetic to demonstrate in Phase 3 studies significantly reduced pain and significantly increased proportion of patients requiring no opioids through the first 72 hours following surgery compared to bupivacaine solution, the current standard-of-care local anesthetic for postoperative pain control. ZYNRELEF was initially approved by the FDA in May 2021 for use in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after bunionectomy, open inguinal herniorrhaphy and total knee arthroplasty. In December 2021, the FDA approved an expansion of ZYNRELEF’s indication. ZYNRELEF is now indicated in the U.S. in adults for soft tissue or periarticular instillation to produce postsurgical analgesia for up to 72 hours after foot and ankle, small-to-medium open abdominal, and lower extremity total joint arthroplasty surgical procedures. Safety and efficacy have not been established in highly vascular surgeries, such as intrathoracic, large multilevel spinal, and head and neck procedures. In September 2020, the European Commission granted a marketing authorization for ZYNRELEF for the treatment of somatic postoperative pain from small- to medium-sized surgical wounds in adults. As of January 1, 2021, ZYNRELEF is approved in 31 European countries including the countries of the European Union and European Economic Area and the United Kingdom. In March 2022, Health Canada issued a Notice of Compliance for ZYNRELEF for instillation into the surgical wound for postoperative analgesia after bunionectomy, open inguinal herniorrhaphy, and total knee arthroplasty surgical procedures.

Please see full prescribing information, including Boxed Warning, at www.ZYNRELEF.com.

About APONVIE for Postoperative Nausea and Vomiting

APONVIE (aprepitant) injectable emulsion is a substance NK1 RA, indicated for the prevention of postoperative nausea and vomiting in adults. Delivered via a 30-second intravenous (IV) injection, APONVIE 32 mg was demonstrated to be bioequivalent to oral aprepitant 40 mg with rapid achievement of therapeutic drug levels. APONVIE is the same formulation as Heron’s approved CINVANTI. APONVIE is supplied in a single-dose vial that delivers the full 32 mg dose for PONV. APONVIE was approved by the FDA in September 2022.

Please see full prescribing information at www.APONVIE.com.

About CINVANTI for Chemotherapy Induced Nausea and Vomiting (CINV) Prevention

CINVANTI, in combination with other antiemetic agents, is indicated in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of highly emetogenic cancer chemotherapy (HEC) including high-dose cisplatin as a single-dose regimen, delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic cancer chemotherapy (MEC) as a single-dose regimen, and nausea and vomiting associated with initial and repeat courses of MEC as a 3-day regimen. CINVANTI is an IV formulation of aprepitant, an NK1 RA. CINVANTI is the first IV formulation to directly deliver aprepitant, the active ingredient in EMEND® capsules. Aprepitant (including its prodrug, fosaprepitant) is the only single-agent NK1 RA to significantly reduce nausea and vomiting in both the acute phase (0–24 hours after chemotherapy) and the delayed phase (24–120 hours after chemotherapy). The FDA-approved dosing administration included in the U.S. prescribing information for CINVANTI include 100 mg or 130 mg administered as a 30-minute IV infusion or a 2-minute IV injection.

Please see full prescribing information at www.CINVANTI.com.

About SUSTOL for CINV Prevention

SUSTOL is indicated in combination with other antiemetics in adults for the prevention of acute and delayed nausea and vomiting associated with initial and repeat courses of moderately emetogenic chemotherapy (MEC) or anthracycline and cyclophosphamide (AC) combination chemotherapy regimens. SUSTOL is an extended-release, injectable 5-hydroxytryptamine type 3 RA that utilizes Heron’s Biochronomer® drug delivery technology to maintain therapeutic levels of granisetron for ≥5 days. The SUSTOL global Phase 3 development program was comprised of two, large, guideline-based clinical studies that evaluated SUSTOL’s efficacy and safety in more than 2,000 patients with cancer. SUSTOL’s efficacy in preventing nausea and vomiting was evaluated in both the acute phase (0–24 hours after chemotherapy) and delayed phase (24–120 hours after chemotherapy).

Please see full prescribing information at www.SUSTOL.com.

About Heron Therapeutics

Heron Therapeutics, Inc. is a commercial-stage biotechnology company focused on improving the lives of patients by developing and commercializing therapeutic innovations that improve medical care. Our advanced science, patented technologies, and innovative approach to drug discovery and development have allowed us to create and commercialize a portfolio of products that aim to advance the standard-of-care for acute care and oncology patients. For more information, visit www.herontx.com.

Forward-Looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Heron cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to, uncertainties related to market conditions; the potential market opportunities for ZYNRELEF, APONVIE, CINVANTI and SUSTOL; and other risks and uncertainties identified in the Company’s filings with the U.S. Securities and Exchange Commission. Forward-looking statements reflect our analysis only on their stated date, and Heron takes no obligation to update or revise these statements except as may be required by law.

Investor Relations and Media Contact:

David Szekeres

Executive Vice President, Chief Operating Officer

Heron Therapeutics, Inc.

dszekeres@herontx.com

858-251-4447